Exhibit 15.1

AUDITORS’ CONSENT

We consent to the incorporation of our report dated August 28, 2013, with respect to the consolidated statements of financial position as at April 30, 2013 and April 30, 2012, and the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity for the years ended April 30, 2013 and April 30, 2012 on the Company’s Annual Report Form 20-F dated August 28, 2013.

“A Chan and Company LLP”

Chartered Accountants

Vancouver, British Columbia

August 29, 2013